Exhibit 10.1

Cue Health, Inc.

4980 Carroll Canyon Road, Suite 100

San Diego, CA 92121

February 16, 2024

Tarsadia Investments, LLC

520 Newport Center Drive, 21st Floor

Newport Beach, CA 92660

Tarsadia Capital, LLC

712 Fifth Avenue, Suite 32D

New York, NY 10019

T-Twelve Holdings, LLC

c/o Sierra Fiduciary Support Services

100 West Liberty Street, Suite 750

Reno, NV 89501

Ladies and Gentlemen:

This letter (this “Agreement”) constitutes the agreement between (a) Cue Health, Inc. (“Company”) and (b) Tarsadia Investments, LLC (“TI”), Tarsadia Capital, LLC (together with TI, “Tarsadia”), T-Twelve Holdings, LLC (“T-Twelve”) and each of the other Persons (as defined below) set forth on the signature pages to this Agreement (collectively with Tarsadia and T-Twelve, the “Investor Signatories”). Company and the Investor Signatories are collectively referred to as the “Parties.” The Investor Signatories and each Affiliate (as defined below) and Associate (as defined below) of each Investor Signatory are collectively referred to as the “Investor Group.”

1. Board Matters.

(a) New Director. Subject only to the execution of this Agreement by the Parties, Company’s Board of Directors (the “Board”) and any applicable committees of the Board have taken all actions necessary (including increasing the size of the Board) to appoint Rishi Reddy (the “New Director”) to the Board as a Class I director, with a term expiring at Company’s 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”).

(b) Additional Director. Company and the Investor Group will cooperate in good faith to mutually agree upon an additional individual to serve as an independent director on the Board. Such individual must (i) be qualified to serve as a member of the Board under all Company Policies (as defined below) and applicable legal and regulatory requirements; (ii) meet the independence requirements with respect to Company of the listing rules of Nasdaq (as defined below) and all applicable rules of the SEC (as defined below); (iii) have complied with Company’s procedures for new director candidates (including the full completion of a directors and officers questionnaire, undergoing a customary background check, and participating in interviews with the members of the Nominating and Corporate Governance Committee of the

Board (the “Nominating Committee”) and the Board); (iv) not be a current or former principal, director, general partner, officer, employee, Affiliate or Associate of any member of the Investor Group; and (v) have relevant experience in Company’s industry (as reasonably agreed between Company and Investor Group in good faith). Upon such agreement, the Board and any applicable committees of the Board will promptly take all actions necessary (including increasing the size of the Board) to appoint such person to the Board.

(c) Committee Matters. Effective upon the New Director’s appointment to the Board, the Board and all applicable committees of the Board will take all necessary actions to appoint the New Director to the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”). Until the end of the Restricted Period, and so long as the New Director remains a member of the Board and eligible for service on the Nominating Committee pursuant to applicable law, rule or regulation (including the applicable rules and regulations of the SEC and Nasdaq, the Board and its committees will offer the New Director the opportunity to be a member of the Nominating Committee and any new committee(s) and subcommittee(s) that may be established concerning management succession or corporate strategy. Company agrees that, during the Restricted Period, the New Director will be given the same due consideration for membership on any other committees of the Board as any other independent director, including any new committee(s) and subcommittee(s) that may be established.

(d) Replacement of the New Director. If (i) the New Director is no longer serving on the Board due to death or disability or resigns as a director or otherwise ceases to be a director at any time prior to the end of the Restricted Period for any reason and (ii) at such time the Investor Group beneficially owns shares of Company’s common stock (which shares are determined to be Net Long Shares (as defined below)) representing in the aggregate at least such number of shares equal to 50 percent of the aggregate amount of shares of Company’s common stock owned by the Investor Group as of the date of this Agreement (subject to adjustment for stock splits, stock dividends, reclassifications, recapitalizations, combinations and similar adjustments), then the Investor Signatories may identify and propose a replacement therefor (and will consider in good faith any proposed replacements suggested by Company), which the Board will, in good faith, accept or reject, and if there is such a rejection, the Investor Signatories shall have the right to continue to identify and propose replacement candidates until a replacement is agreed upon r (any such replacement, a “Replacement Nominee”). Any Replacement Nominee must (A) be reasonably acceptable to the Board; (B) be qualified to serve as a member of the Board under all Company Policies and applicable legal and regulatory requirements; (C) meet the independence requirements with respect to Company of the listing rules of Nasdaq and all applicable rules of the SEC; and (D) have complied with Company’s procedures for new director candidates (including the full completion of a directors and officers questionnaire, undergoing a customary background check, and participating in interviews with the members of the Nominating Committee and the Board). Upon becoming a member of the Board, the Replacement Nominee will succeed to all of the rights and privileges, and will be bound by the terms and conditions, of this Agreement applicable to the New Director.

2. Compliance with Laws and Company Policies. The Investor Signatories acknowledge that the New Director will be governed by the same (i) laws applicable to members of the Board and (ii) policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board, including Company’s corporate governance guidelines, code of business conduct and ethics, insider trading policy, Regulation FD policy and related party transactions policy (collectively, and in each case in effect and as amended from time to time, the “Company Policies”). All Company Policies currently in effect are publicly available on Company’s website or described in its proxy statement filed with the SEC on April 25, 2023, or have otherwise been provided to the New Director, and such Company Policies were not amended prior to the appointment of the New Director other than as may be required to implement the terms of this Agreement. Company agrees that the New Director may provide confidential information of Company as permitted by a customary confidentiality agreement for the purpose of assisting the New Director in his role as a director of Company, subject to, and solely in accordance with the terms of, a such confidentiality agreement among Company and the Investor Signatories that restricts the disclosure and use by the Investor Signatories and other Restricted Persons of such confidential information. Company and the Investor Signatories will cooperate to prepare and enter into such confidentiality agreement promptly following the execution and delivery of this Agreement.

3. No Fiduciary Restriction. Notwithstanding anything to the contrary in this Agreement, Company acknowledges and agrees that nothing in this Agreement will prohibit the New Director, during the New Director’s service as a director of Company, from acting in the New Director’s capacity as a director of Company or from complying with the New Director’s fiduciary duties as a director of Company (including voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board, and making suggestions or raising any issues or recommendations to the Board).

4. Director Benefits. The New Director will be entitled to the same director benefits as other non-employee members of the Board, including (a) compensation for such director’s service as a director and reimbursement of such director’s expenses incurred after joining the Board, in each case on the same basis as all other non-employee directors of Company; (b) equity-based compensation grants and other benefits, if any, on the same basis as all other non-employee directors of Company; and (c) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of Company as such rights may exist from time to time.

5. Resignation. Notwithstanding anything to the contrary in this Agreement, the New Director will promptly offer to resign from the Board if the Investor Group no longer beneficially owns shares of Company’s common stock (which shares are determined to be Net Long Shares (as defined below)) representing in the aggregate at least such number of shares equal to 50 percent of the aggregate amount of shares of Company’s common stock owned by the Investor Group as of the date of this Agreement (subject to adjustment for stock splits, stock dividends, reclassifications, recapitalizations, combinations and similar adjustments). The Parties acknowledge that it will be in the Board’s sole discretion whether to accept or reject such offer to resign.

6. Voting Commitment. During the Restricted Period, at each annual or special meeting of Company’s stockholders (including any adjournments, postponements or other delays thereof) or action by written consent, the Investor Group will cause all Voting Securities (as defined below) that are beneficially owned and entitled to be voted by the Investor Group to be (a) present for quorum purposes (if applicable) and (b) voted or consented (i) in favor of the election of each person nominated by the Board for election as a director; (ii) against any proposals or resolutions to remove any member of the Board; and (iii) in accordance with the recommendation of the Board on all other proposals or business that may be the subject of stockholder action at such meeting or action by written consent, except that (A) if Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommend a vote inconsistent with the recommendation of the Board with respect to any proposals or business (other than the election or removal of directors) at such meeting or action by written consent, then each member of the Investor Group will be permitted to vote in accordance with such ISS and Glass Lewis recommendation; and (B) each member of the Investor Group will be permitted to vote in its sole discretion on any proposal with respect to an Extraordinary Transaction (as defined below).

7. Standstill. During the Restricted Period, the Investor Group will not, and will cause the other Restricted Persons acting on behalf or at the direction of any member of the Investor Group not to, in any way, directly or indirectly (in each case, except as expressly permitted by this Agreement or as otherwise authorized by the Board):

(a) with respect to Company or the Voting Securities, (i) make, participate in or knowingly encourage any “solicitation” (as such term is used in the proxy rules of the SEC (as defined below), including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)), of proxies or consents with respect to the election or removal of directors in any manner or any other matter or proposal; (ii) become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents; (iii) seek to advise, knowingly encourage or influence any Person, or assist any Person in so encouraging, advising or influencing any Person, with respect to the giving or withholding of any proxy, consent or other authority to vote or act (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter, if applicable); (iv) initiate, knowingly encourage or participate in any “vote no,” “withhold” or similar campaign; or (v) conduct any nonbinding referendum or hold a “stockholder forum”;

(b) initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC, including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Exchange Act) Company’s stockholders for the approval of any shareholder proposal, whether made pursuant to Rule 14a-4 or Rule 14a-8 promulgated under the Exchange Act, or otherwise, or cause or encourage any Person to initiate or submit any such shareholder proposal;

(c) (i) seek, alone or in concert with others, election or appointment to, or representation on, the Board; (ii) nominate or propose the nomination of, or recommend the nomination of, or encourage any Person to nominate or propose the nomination of or recommend the nomination of, any candidate to the Board; or (iii) seek, alone or in concert with others, or encourage any Person to seek, the removal of any member of the Board;

(d) (i) call or seek to call a special meeting of Company’s stockholders, or encourage any Person to call a special meeting of Company’s stockholders; (ii) act or seek to act by written consent of stockholders; or (iii) make a request for any stockholder list or other records of Company;

(e) other than solely with other Restricted Persons with respect to Voting Securities now or subsequently owned by them, (i) form, join (whether or not in writing), encourage, influence, advise or participate in a partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act, with respect to any Voting Securities; (ii) deposit any Voting Securities into a voting trust, arrangement or agreement; or (iii) subject any Voting Securities to any voting trust, arrangement or agreement (other than granting proxies in solicitations approved by the Board);

(f) (i) make any offer or proposal (with or without conditions) with respect to any tender offer, exchange offer, merger, amalgamation, consolidation, acquisition, business combination, recapitalization, consolidation, restructuring, liquidation, dissolution or similar extraordinary transaction involving Company, any of its subsidiaries or any of their respective securities or assets (each, an “Extraordinary Transaction”) and any Restricted Person; (ii) knowingly solicit any Person not a party to this Agreement (a “Third Party”) to, on an unsolicited basis, make an offer or proposal (with or without conditions) with respect to any Extraordinary Transaction, or encourage, initiate or support any Third Party in making such an offer or proposal; (iii) participate in any way in, either alone or in concert with others, any Extraordinary Transaction; or (iv) prior to Company announcing an Extraordinary Transaction, publicly comment to any Third Party on any proposal regarding any Extraordinary Transaction (it being understood that this clause (g) will not restrict any Restricted Person from tendering shares, receiving payment for shares or otherwise participating in any such Extraordinary Transaction on the same basis as other stockholders of Company or from participating in any such transaction in a manner approved by the Board, subject to the other terms of this Agreement);

(g) institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving Company, its Affiliates or any of their respective current or former directors or officers (including derivative actions), except that this clause (h) will not prevent any Restricted Person from (i) bringing litigation to enforce the provisions of this Agreement instituted in accordance with this Agreement; (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, Company or its Affiliates against a Restricted Person; (iii) bringing bona fide commercial disputes that do not in any manner relate to the subject matter of this Agreement; (iv) exercising statutory appraisal rights; or (v) responding to or complying with a validly issued legal process;

(h) take any action in support of, or make any proposal or request that constitutes: (i) controlling, changing or influencing the Board or management of Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board; (ii) controlling, changing or influencing the capitalization, stock repurchase programs and practices, capital allocation programs and practices, or dividend policy of Company; (iii) controlling, changing or influencing Company’s management, business or corporate structure; (iv) seeking to have Company waive or make amendments or modifications to its certificate of incorporation or bylaws; (v) causing a class of securities of Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (vi) causing a class of securities of Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(i) sell, offer or agree to sell to any Third Party, through swap or hedging transactions, derivative agreements or otherwise, any voting rights decoupled from the underlying Voting Securities;

(j) engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or swap transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of Company, or enter into any stock borrowing, stock pledging or stock lending arrangement or agreement with respect to securities of Company;

(k) other than through non-public communications with Company that would not reasonably be expected to trigger public disclosure obligations for any Party, make or disclose any statement regarding any intent, purpose, plan or proposal with respect to the Board, Company or its management, policies, affairs or assets, or the Voting Securities or this Agreement, that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or that would require, the waiver, amendment, nullification or invalidation of any provision of this Agreement, or take any action that would reasonably be expected to require Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

(l) compensate or enter into any agreement, arrangement or understanding, whether written or oral, to compensate any person for his or her service as a director of Company (other than pursuant to ordinary course compensation arrangements related to the New Director’s service as an employee of any member of the Investor Group) with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to Company or its securities (it being understood that, notwithstanding anything to the contrary in this Agreement and notwithstanding any termination of this Agreement, the restrictions on the Investor Signatories and the other Restricted Persons contemplated by this clause (m) will be operative so long as the New Director is serving on the Board);

(m) other than with other Restricted Persons, enter into any negotiations, agreements (whether written or oral), arrangements or understandings with, or advise, finance, assist or encourage, any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Agreement;

(n) acquire, offer, agree or propose to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other group (including a “group” as defined pursuant to Section 13(d) of the Exchange Act), through swap or hedging transactions, or otherwise, or direct any Third Party in the acquisition of, any securities of Company or any rights decoupled from the underlying securities of Company that would result in the Investor Group in the aggregate owning, controlling or otherwise having any beneficial or other ownership interest of any additional Voting Securities (including, for purpose of this calculation, all Voting Securities that a member of the Investor Group has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional and including economic ownership pursuant to a cash settled call option or other derivative security, contract or instrument primarily related to the price of Voting Securities) in excess of those owned by the Investor Group as of the date of this Agreement (it being understood that the following will not be deemed to violate this clause (o): (i) the receipt by the New Director from Company of any ordinary course compensation in the form of Voting Securities (or securities exercisable for Voting Securities); and (ii) the pro rata acquisition of securities of Company or any rights decoupled from the underlying securities of Company pursuant to any stock splits, stock dividends, reclassifications, recapitalizations, combinations or rights issuances (including the pro rata acquisition of securities upon the exercise of such rights) in respect of securities of the Company beneficially owned by the Investor Group; or

(o) other than through open market broker sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell, through swap or hedging transactions or otherwise, any securities of Company to any Third Party that, to the knowledge of any member of the Investor Group (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge will be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest of more than 4.9 percent of the then-outstanding Voting Securities or that would increase the beneficial or other ownership interest of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest of more than 4.9 percent of the then-outstanding Voting Securities (it being understood that the restrictions in this clause (p) will not apply to any Third Party that is a Schedule 13G filer and is a mutual fund, pension fund, index fund or investment fund manager with no known history of activism or known plans to engage in activism).

8. Certain Permitted Activities. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will prohibit any of the Restricted Persons from (a) taking actions in furtherance of identifying and nominating director candidates in connection with the 2025 Annual Meeting, so long as such actions are not intended to, and would not reasonably be expected to, result in or require Company or the Investor Group to make public disclosure (of any kind) with respect thereto; (b) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable; (c) negotiating, evaluating or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities that may contain or otherwise reflect the performance of, but not primarily consist of, securities of Company; or (d) communicate privately with the Board regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require Company or the Investor Group to make public disclosure (of any kind) with respect thereto. To the extent that any member of the Investor Group (other than the New Director) wishes to communicate with any employee of Company (other than an employee who is also a member of the Board), such communication must be coordinated with, and facilitated by, Company’s chief executive officer or lead independent director.

9. Mutual Non-Disparagement.

(a) With Respect to Investor Group. During the Restricted Period, Company will not, and will cause its directors, officers and employees not to, make or cause to be made any public statement that disparages, calls into disrepute, slanders, impugns, casts in a negative light or otherwise damages the reputation of any member of the Investor Group or any of the other Restricted Persons or their respective businesses, products or services.

(b) With Respect to Company. During the Restricted Period, the Investor Signatories will not, and will cause the other members of the Investor Group and their respective principals, directors, general partners, officers and employees, and will cause the other Restricted Persons acting on behalf or at the direction of any member of the Investor Group, not to make or cause to be made any public statement that disparages, calls into disrepute, slanders, impugns, casts in a negative light or otherwise damages the reputation of Company or any of its Affiliates, Associates, subsidiaries, successors or assigns, or any of its or their respective current or former officers, directors or employees, or any of its or their respective businesses, products or services.

(c) Exceptions. Notwithstanding the foregoing, this paragraph 11 will not restrict the ability of any Person to (i) comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such Person; (ii) enforce such Person’s rights pursuant to this Agreement; or (iii) publicly respond to a statement made in violation of paragraph 11(a) or paragraph 11(b), as applicable.

10. Compliance with this Agreement. The Investor Signatories will cause the other members of the Investor Group to comply with the terms of this Agreement and will be responsible for any breach of the terms of this Agreement by any member of the Investor Group (even if such member of the Investor Group is not a party to this Agreement).

11. Public Disclosure.

(a) Press Release. No later than 6:00 a.m., Pacific time, on February 16, 2024, Company will issue a press release in the form attached as Exhibit A (the “Press Release”). Neither Company nor any member of the Investor Group will (i) make any public statements with respect to the matters covered by this Agreement (or in any other filing with the SEC, any other regulatory or governmental agency, any stock exchange or in any materials that would reasonably be expected to be filed with the SEC) that are inconsistent with, or otherwise contrary to, the statements in the Press Release or the terms of this Agreement; or (ii) during the Restricted Period, speak on the record or on background with the press, media or any analysts about the other Party or any of its respective Affiliates, Associates, subsidiaries, successors or assigns, or any of its or their respective current or former officers, directors or employees. Prior to the issuance of the Press Release, neither Company nor any member of the Investor Group will issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure of this Agreement.

(b) Form 8-K. Company will promptly prepare and file (but not before the issuance of the Press Release) with the SEC a Current Report on Form 8-K (the “Form 8-K”) reporting the entry into this Agreement. All disclosure in the Form 8-K will be consistent with this Agreement. Company will provide the Investor Signatories and their counsel with a reasonable opportunity to review and comment on the Form 8-K prior to filing, and Company will consider in good faith any changes proposed by the Investor Signatories or their counsel.

(c) Schedule 13D. The Investor Signatories will promptly prepare and file (but not before the issuance of the Press Release) with the SEC an amendment to their Schedule 13D (such amendment, the “Amended Schedule 13D”) reporting the entry into this Agreement. All disclosure in the Amended Schedule 13D will be consistent with this Agreement. The Investor Signatories will provide Company and its counsel with a reasonable opportunity to review and comment on the Amended Schedule 13D prior to filing, and the Investor Signatories will consider in good faith any changes proposed by Company or its counsel.

12. Definitions. As used in this Agreement, the following terms have the following meanings:

(a) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Affiliates of any Person after the date of this Agreement. Notwithstanding anything to the contrary in this Agreement, the term “Affiliate” will not include any entity solely by reason of the fact that one or more of the employees or principals of any member of the Investor Group serves as a member of its board of directors or similar governing body unless such Person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act). For purposes of this Agreement, no member of the Investor Group will be deemed to be an Affiliate of Company and Company will not be deemed to be an Affiliate of any member of the Investor Group. For the avoidance of doubt, Rishi Reddy will be considered an Affiliate of the Investor Signatories solely for purposes of this Agreement.

(b) “Associate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Associates of any Person after the date of this Agreement.

(c) “beneficially own,” “beneficially owned” and “beneficial owners” has the meaning set forth in Rule 13d-3 and Rule 13d-5(b)(1) promulgated under the Exchange Act.

(d) “Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of San Francisco is closed.

(e) “Deadline” means the day that is 20 days prior to the deadline for the submission of stockholder nominations of directors and business proposals for the 2025 Annual Meeting.

(f) “Nasdaq” means The Nasdaq Stock Market.

(g) “Net Long Shares” will be limited to the number of shares of Company’s common stock that are beneficially owned by any Person that constitute such Person’s net long position as defined in Rule 14e-4 promulgated under the Exchange Act (except that for purposes of such definition, the date that the tender offer is first announced will instead refer to the date for determining or documenting such Person’s Net Long Shares and the reference to the highest tender price will refer to the market price on such date).

(h) “Person” will be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure.

(i) “Restricted Period” means the period from the date of this Agreement until 11:59 p.m., Pacific time, on the Deadline. However, if (i) the Board (in its sole discretion) offers to nominate the New Director for election as a director at the 2025 Annual Meeting (which offer must be in writing and made no later than 11:59 p.m., Pacific time, on the date that is 10 days prior to the Deadline) and (ii) the New Director accepts such nomination prior to the Deadline, then, notwithstanding anything to the contrary in this Agreement, the Restricted Period will end on the later of (A) the date that the New Director is no longer serving as a director of Company and (B) immediately following the conclusion of the 2025 Annual Meeting. For the avoidance of doubt, Company understands and agrees that, if the New Director accepts the Board’s offer to nominate the New Director for election to the Board at the 2025 Annual Meeting, then Company will recommend in favor of and solicit stockholders to vote in favor of the election of the New Director at the 2025 Annual Meeting on terms no less favorable than Company provides for all other nominees of the Board standing for election at the 2025 Annual Meeting.

(j) “Restricted Persons” means the members of the Investor Group and the principals, directors, general partners, officers, employees, agents and representatives of each member of the Investor Group.

(k) “SEC” means the U.S. Securities and Exchange Commission.

(l) “Voting Securities” means the shares of Company’s capital stock and any other securities of Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

13. Interpretations. The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” Unless the context requires otherwise, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to in this Agreement means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. The measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

14. Representations of the Investor Signatories. Each of the Investor Signatories, severally and not jointly, represents that (a) its authorized signatory set forth on the signature page of this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind such Person; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such Person, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not and will not violate any law, any order of any court or other agency of government, its organizational documents or any provision of any agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument to which any member of the Investor Group is bound, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever; (d) except as otherwise disclosed to Company, it has not, and no member of the Investor Group has, directly or indirectly, compensated or entered into any agreement, arrangement or understanding to compensate any person for his or her service as a director of Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to Company or its securities; and (e) except as otherwise disclosed to Company, as of the date of this Agreement, the Investor Group (i) is the beneficial owner of an aggregate of 21,915,657 shares of Company’s common stock; (ii) has voting authority over such shares; (iii) owns no other equity or equity-related interest in Company; and (iv) is not a party to any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or swap transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of Company.

15. Representations of Company. Company represents that (a) its authorized signatory set forth on the signature page to this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Company; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not require the approval of the stockholders of Company; and (d) this Agreement does not and will not violate any law, any order of any court or other agency of government, Company’s certificate of incorporation or bylaws, each as amended from time to time, or any provision of any agreement or other instrument to which Company or any of its properties or assets is bound, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument to which Company is bound, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever. Company has not taken any actions with respect to any matters related to this Agreement that require disclosure on a Current Report on Form 8-K prior to the date of this Agreement that have not previously been disclosed.

16. Specific Performance; Fees. Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach of this Agreement, (i) the Party seeking specific performance will be entitled to seek injunctive and other equitable relief, without proof of actual damages; (ii) the Party against whom specific performance is sought will not plead in defense that there would be an adequate remedy at law; and (iii) the Party against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted. Such remedies will not be the exclusive remedies for a breach of this Agreement and will be in addition to all other remedies available at law or in equity. If a Party institutes any legal suit, action, or proceeding against the other Party to enforce this Agreement (or obtain any other remedy regarding any breach of this Agreement) or arising out of or relating to this Agreement, including contract, equity, tort, fraud, and statutory claims, the prevailing Party in the suit, action, or proceeding is entitled to receive, and the non-prevailing Party will pay, in addition to all other remedies to which the prevailing Party may be entitled, the costs and expenses incurred by the prevailing Party in conducting the suit, action, or proceeding, including actual attorneys’ fees and expenses, even if not recoverable by law.

17. Entire Agreement; Binding Nature; Assignment; Waiver. This Agreement constitutes the only agreement between the Parties with respect to the subject matter of this Agreement and it supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement binds, and will inure to the benefit of, the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party. Any purported transfer requiring consent without such consent is void. No amendment, modification, supplement or waiver of any provision of this Agreement will be effective unless it is in writing and signed by the affected Party, and then only in the specific instance and for the specific purpose stated in such writing. Any waiver by any Party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right to insist upon strict adherence to that term or any other term of this Agreement in the future.

18. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, and this Agreement will otherwise be construed so as to effectuate the original intention of the Parties reflected in this Agreement. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

19. Governing Law; Forum. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware. Each of the Parties (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any appellate court thereof (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware and any appellate court thereof will have exclusive personal jurisdiction); (b) agrees that it will not challenge such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any action relating to this Agreement or otherwise in any court other than the such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 24 or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof.

20. Waiver of Jury Trial. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. No Party will seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

21. Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.

22. Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) immediately upon delivery by hand; or (d) on the date sent by email (except that notice given by email will not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this paragraph 24 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this paragraph 24 (excluding “out of office” or other automated replies)). The addresses for such communications are as follows. At any time, any Party may, by notice given to the other Parties in accordance with this paragraph 24, provide updated information for notices pursuant to this Agreement.

If to Company:

Cue Health, Inc.

4980 Carroll Canyon Road, Suite 100

San Diego, CA 92121

Attn: Joshua Bergmann, Interim General Counsel

Email: j.bergmann@cue.me

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attn: Mark B. Baudler

   Lianna C. Whittleton

   Douglas K. Schnell

Email: mbaudler@wsgr.com

   lwhittleton@wsgr.com

   dschnell@wsgr.com

If to Tarsadia:

Tarsadia Investments, LLC

520 Newport Center Drive, 21st Floor

Newport Beach, CA 92660

Attn: Josh Lane

Email: joshl@tarsadia.com

with a copy (which will not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attn: Eleazer Klein

   Brandon Gold

   Daniel Goldstein

Email: eleazer.klein@srz.com

   brandon.gold@srz.com

   daniel.goldstein@srz.com

If to T-Twelve:

T-Twelve Holdings, LLC

c/o Sierra Fiduciary Support Services

100 West Liberty Street, Suite 750

Reno, NV 89501

Attn: John Galvin

Email: jgalvin@mcdonaldcarano.com

with a copy (which will not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attn: Eleazer Klein

   Brandon Gold

   Daniel Goldstein

Email: eleazer.klein@srz.com

   brandon.gold@srz.com

   daniel.goldstein@srz.com

23. Representation by Counsel. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts of this Agreement exchanged among the Parties will be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

24. Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or by an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

25. Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

26. Termination. Unless otherwise mutually agreed in writing by each Party, this Agreement will terminate upon the expiration of the Restricted Period. Notwithstanding the foregoing, paragraphs 14, 15 and 18 through 28 will survive the termination of this Agreement. No termination of this Agreement will relieve any Party from liability for any breach of this Agreement prior to such termination.

[Signature page follows.]

Very truly yours,

CUE HEALTH, INC.

By:	/s/ Ayub Khattak
Name: Ayub Khattak
Title: Chief Executive Officer

ACCEPTED AND AGREED

as of the date written above:

TARSADIA INVESTMENTS, LLC

By:	/s/ Mitchell Caplan
Name: Mitchell Caplan
Title: President

TCCS I, LP
By: TC GP, LLC, its General Partner

By:	/s/ Vikram Patel
Name: Vikram Patel
Title: Authorized Signatory

TC GP, LLC

By:	/s/ Vikram Patel
Name: Vikram Patel
Title: Authorized Signatory

TARSADIA CAPITAL, LLC

By:	/s/ Vikram Patel
Name: Vikram Patel
Title: Head of Tarsadia Capital

[Signature Page to Letter Agreement]

NVGA I, LLC
By: TI Manager, LLC, its Manager

By:	/s/ Vikram Patel
Name: Vikram Patel
Title: Authorized Signatory

CP (HLTH), LLC
By: TI Manager, LLC, its Manager

By:	/s/ Vikram Patel
Name: Vikram Patel
Title: Authorized Signatory

TUP INVESTMENTS, L.P.
By: TUP Three, LLC, its General Partner

By:	/s/ Vikram Patel
Name: Vikram Patel
Title: Authorized Signatory

T-TWELVE HOLDINGS, LLC
By: TFC Manager, LLC, its Manager

By:	/s/ John Galvin
Name: John Galvin
Title: Manager

TFC MANAGER, LLC

By:	/s/ Vikram Patel
Name: Vikram Patel
Title: Authorized Signatory

[Signature Page to Letter Agreement]

EXHIBIT A

Form of Press Release